Exhibit 99.1

Tuesday, January 14, 2020
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.84

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $65,703,000 or $0.84 per diluted share for the quarter ended December 31, 2019, compared to $52,942,000 or $0.65 per diluted share for the quarter ended December 31, 2018, a $0.19 or 29% increase in fully diluted earnings per share. Return on equity for the quarter ended December 31, 2019 was 12.89% compared to 10.64% for the quarter ended December 31, 2018. Return on assets for the quarter ended December 31, 2019 was 1.60% compared to 1.32% for the same quarter in the prior year.
Two significant non-recurring items occurred during the quarter, with a net positive pre-tax impact of $25.7 million. First, WaFd Bank sold a branch property in Bellevue, Washington resulting in a gain of $31.6 million. The sales of real estate are part of the Company's ongoing initiative to evaluate its portfolio of branches to meet customer demand, rightsize facilities and enhance the efficiency of capital investments. Second, WaFd Bank entered into a contract to enhance and modernize its core banking system that over the next two years is expected to improve the client experience, strengthen controls and reduce operating expenses. Related to this new agreement, WaFd Bank recognized an impairment charge of $5.9 million to existing systems hardware and software.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased to start our fiscal year with record net income and earnings per share. The quarter benefited from two non-recurring items that generated net positive pre-tax income of $25.7 million. Our approach of owning the majority of our branch locations has been beneficial to our shareholders, thanks to the bull market in commercial real estate, particularly in the Bellevue and Seattle, Washington markets.
"Operationally, this was a strong quarter for the bank. We produced record loan originations of $1.4 billion, which were offset by record loan repayments of $1.3 billion. This level of repayments is unprecedented for WaFd Bank and is due the drop in long-term interest rates that occurred in August and September and a burst of real estate activity in the state of Washington. Many property owners in Washington accelerated transactions into 2019 to avoid higher state excise taxes that took effect on January 1, 2020.
"Strategically, we continued to make progress moving our mix of deposits away from time deposits and toward transaction deposits. For the first time in our 102-year history, time deposits are now less than 40% of total deposits. Due to significant investments in the business, operating expenses are at an elevated level and the adjusted efficiency ratio was 57% for the quarter. We have intentionally opted to take some of the non-recurring gains from this quarter and invest those into our franchise by improving technologies and processes to deliver a better client experience. Our strategy to become a digital-first bank will gain meaningful traction in the coming year. Our clients will benefit from many new or improved digital experiences across mobile and online banking, online account opening, mortgage and commercial loan originations, commercial lock box and credit cards. Underpinning all this will be a new platform allowing us to better know our customer, anticipate their financial needs, and serve them in completely new and compelling ways."
Total assets were $16.4 billion as of December 31, 2019, compared to $16.5 billion as of September 30, 2019, the Company's fiscal year-end.
Customer deposits decreased by $59 million or 0.5% since September 30, 2019, and totaled $11.9 billion as of December 31, 2019. Transaction accounts increased by $231 million or 3.3% during that period, while time deposits decreased $290 million or 5.9%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense. As of December 31, 2019, 61% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.7% of deposits at December 31, 2019.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.3 billion as of December 31, 2019, unchanged from $2.3 billion at September 30, 2019. The weighted average rate of FHLB borrowings was 2.46% as of December 31, 2019, versus 2.49% at September 30, 2019, the decrease being due to lower rates on new FHLB advances and maturing advances with higher rates.
The Company had record loan originations of $1.37 billion for the first fiscal quarter 2020, an increase of 31.3% from the $1.04 billion of originations in the same quarter one year ago. Mostly offsetting loan originations in each of these quarters were loan repayments of $1.30 billion and $872 million, respectively. Commercial loans represented 76% of all loan originations during the first fiscal quarter 2020 and consumer loans accounted for the remaining 24%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 4.42% as of December 31, 2019, a decrease from 4.52% as of September 30, 2019, due primarily to variable rate loans decreasing in yield with declining short-term rates.
Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.24% (the lowest level since the Great Recession) as of December 31, 2019, compared to 0.27% at September 30, 2019. Since September 30, 2019, real estate owned decreased by $442 thousand, or 7%, and non-accrual loans decreased by $4 million, or 11%. Delinquent loans were 0.30% of total loans at December 31, 2019, compared to 0.29% at September 30, 2019. The allowance for loan losses and reserve for unfunded commitments totaled $140 million as of December 31, 2019, and was 1.04% of gross loans outstanding, as compared to $138 million, or 1.04%, of gross loans outstanding at September 30, 2019. Net recoveries were $2.6 million for the first fiscal quarter of 2020, compared to $1.4 million for the prior year same quarter. The Company has recorded net recoveries for 18 consecutive quarters, and in 25 of the last 26 quarters.

On November 22, 2019, the Company paid a regular cash dividend of $0.21 per share, which represented the 147th consecutive quarterly cash dividend. During the quarter, the Company repurchased 914,161 shares of common stock at a weighted average price of $36.62 per share and has authorization to repurchase 7,052,600 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2019, tangible common shareholders’ equity per share increased by $0.42, or 1.9%, to $22.28 and the ratio of tangible common equity to tangible assets was 10.80% as of December 31, 2019.
Net interest income was $120 million for the quarter, an increase of $0.5 million or 0.4% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to higher balances as average earning assets increased by $357 million while interest-bearing liabilities increased by $258 million. Net interest margin of 3.15% in the first fiscal quarter of 2020 was up from 3.12% in the prior quarter, but down from 3.21% for the same quarter in the prior year. Compared to the prior year same quarter, the average rate earned on interest-earning assets declined by 5 basis points while the average rate paid on interest-bearing liabilities increased 3 basis points. The compression in the net interest margin since the prior year same quarter is primarily the result of the flattening of the yield curve.
Due to the strong asset quality indicators previously mentioned, the Company recorded a release of loan loss allowance of $1 million in the first fiscal quarter of 2020. In the same quarter of fiscal 2019, the Company recorded a release of loan loss allowance of $500 thousand.
Total other income was $46.4 million for the first fiscal quarter of 2020, an increase from $19.0 million in the prior year same quarter. The increase of $27.4 million is primarily due to the current quarter including a gain of $32.6 million on sales of fixed assets, including the branch property in Bellevue, Washington, while the prior year same quarter included a net gain of $6.4 million from the sale and valuation adjustments of fixed assets.

Total other expense was $82.6 million in the first fiscal quarter of 2020, an increase of $11.0 million, or 15.3%, from the prior year's quarter. Information technology costs increased by $8.1 million, primarily due to a $5.9 million impairment charge on systems hardware and software. Compensation and benefits costs increased by $2.7 million, or 8.1%, over the prior year quarter mostly due to a 4.8% rise in headcount. The Company’s efficiency ratio in the first fiscal quarter of 2020 was 57.1% (as adjusted, see Non-GAAP Financial Measures below), compared to 51.9% for the same period one year ago. The increase in the efficiency ratio is primarily due to elevated expenses resulting from planned investments in people, process and technology.
Income tax expense totaled $17.8 million for the first fiscal quarter of 2020, as compared to $14.4 million for the prior year same quarter. The effective tax rate for the quarter ended December 31, 2019 was 21.35%, compared to 21.34% for the quarter ended December 31, 2018. The Company’s effective tax rate for the quarter ended December 31, 2019 is different from the statutory rate mainly due to state taxes and tax-exempt income.
WaFd Bank is headquartered in Seattle, Washington, and has 234 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Non-GAAP Financial Measures

Adjusted other income of $14.8 million for the three months ended December 31, 2019 is calculated by subtracting the $31.6 million gain on the sale of the Bellevue, Washington branch property from GAAP other income of $46.4 million.
Adjusted other expense of $76.7 million for the three months ended December 31, 2019 is calculated by subtracting the $5.9 million impairment on systems hardware and software from GAAP other expense of $82.6 million.

Adjusted efficiency ratio of 57.1% for the three months ended December 31, 2019 is calculated by dividing adjusted other expense of $76.7 million by adjusted total income of $134.5 million (net interest income of $119.7 million plus adjusted other income of $14.8 million). The unadjusted efficiency ratio for the three months ended December 31, 2019 was 49.8%.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2019	September 30, 2019
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$483,805	$419,158
Available-for-sale securities, at fair value	1,495,586	1,485,742
Held-to-maturity securities, at amortized cost	1,360,694	1,443,480
Loans receivable, net of allowance for loan losses of $132,513 and $131,534	11,904,861	11,930,575
Interest receivable	46,725	48,857
Premises and equipment, net	245,792	274,015
Real estate owned	6,339	6,781
FHLB and FRB stock	123,990	123,990
Bank owned life insurance	223,533	222,076
Intangible assets, including goodwill of $302,231 and $301,368	310,477	309,247
Other assets	221,359	210,989
	$16,423,161	$16,474,910
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$7,315,121	$7,083,801
Time deposits	4,617,017	4,906,963
Total customer deposits	11,932,138	11,990,764
FHLB advances	2,250,000	2,250,000
Advance payments by borrowers for taxes and insurance	20,899	57,830
Federal and state income tax liabilities, net	19,443	5,104
Accrued expenses and other liabilities	149,772	138,217
	14,372,252	14,441,915
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,720,374 and 135,539,806 shares issued; 78,107,870 and 78,841,463 shares outstanding	135,720	135,540
Additional paid-in capital	1,673,666	1,672,417
Accumulated other comprehensive income (loss), net of taxes	15,986	15,292
Treasury stock, at cost; 57,612,504 and 56,698,343 shares	(1,159,642)	(1,126,163)
Retained earnings	1,385,179	1,335,909
	2,050,909	2,032,995
	$16,423,161	$16,474,910
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$26.26	$25.79
Tangible common stockholders' equity per share	22.28	21.86
Stockholders' equity to total assets	12.49%	12.34%
Tangible common stockholders' equity (TCE) to tangible assets (TA)	10.80%	10.66%
TCE + allowance for loan losses to TA	11.62%	11.48%
Weighted average rates at period end
Loans and mortgage-backed securities	4.17%	4.25%
Combined loans, mortgage-backed securities and investments	4.00	4.10
Customer accounts	1.02	1.08
Borrowings	2.46	2.49
Combined cost of customer accounts and borrowings	1.24	1.30
Net interest spread	2.76	2.80

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2019	2018
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$142,146	$137,065
Mortgage-backed securities	15,612	19,192
Investment securities and cash equivalents	7,066	6,365
	164,824	162,622
INTEREST EXPENSE
Customer accounts	31,481	26,579
FHLB advances and other borrowings	13,658	16,891
	45,139	43,470
Net interest income	119,685	119,152
Provision (release) for loan losses	(1,000)	(500)
Net interest income after provision (release)	120,685	119,652
OTHER INCOME
Gain (loss) on sale of investment securities	—	(9)
Loan fee income	1,804	970
Deposit fee income	6,260	6,243
Other Income	38,312	11,805
	46,376	19,009
OTHER EXPENSE
Compensation and benefits	36,631	33,883
Occupancy	10,135	9,268
FDIC insurance premiums	2,470	2,862
Product delivery	4,267	4,021
Information technology	17,107	9,040
Other	12,026	12,598
	82,636	71,672
Gain (loss) on real estate owned, net	(886)	320
Income before income taxes	83,539	67,309
Income tax provision	17,836	14,367
NET INCOME	$65,703	$52,942
PER SHARE DATA
Basic earnings per share	$0.84	$0.65
Diluted earnings per share	0.84	0.65
Cash dividends per share	0.21	0.18
Basic weighted average shares outstanding	78,480,264	81,791,852
Diluted weighted average shares outstanding	78,535,299	81,831,478
PERFORMANCE RATIOS
Return on average assets	1.60%	1.32%
Return on average common equity	12.89	10.64
Net interest margin	3.15	3.21
Efficiency ratio (a)	57.05	51.88
(a) Efficiency ratio for the three months ended December 31, 2019 excludes the impact of $31.6 million gain on sales of fixed assets and $5.9 million impairment charge on computer hardware and software.

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